CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We consent to the references to our firm in the Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of the Navellier Variable Insurance Series Fund, Inc. and to the use of our report dated February 15, 2002 on the financial statements and financial highlights of the Navellier Growth Portfolio, a series of the Navellier Variable Insurance Series Fund, Inc. Such financial statements, financial highlights and report of independent certified public accountants appear in the 2001 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.


                                                      /s/Tait, Weller & Baker
                                                      TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
April 30, 2002